FOR IMMEDIATE RELEASE Robert Forrester Interim President and CEO CombinatoRx, Incorporated 617-301-7100 rforrester@combinatorx.com Gina Nugent 857-753-6562 gnugent@combinatorx.com

COMBINATORX-DERIVED COMBINATION DRUG CANDIDATE, PREDNISPORIN, ACQUIRED BY SANOFI-AVENTIS THROUGH PROPOSED ACQUISITION OF FOVEA PHARMACEUTICALS

CAMBRIDGE, Mass. – October 5, 2009 - CombinatoRx, Incorporated (NASDAQ: CRXX), today announced that its ophthalmic collaborator, Fovea Pharmaceuticals SA, has entered into a proposed acquisition with Sanofi-Aventis. A CombinatoRx-derived combination drug candidate, Prednisporin, (FOV1101), which is a fixed dose combination of prednisolone and cyclosporine, is the most advanced product asset in the Fovea pipeline, with Phase 2b clinical studies planned for the treatment of persistent allergic conjunctivitis.

“We are pleased to see that a CombinatoRx-derived combination drug candidate has been recognized as a key asset in the proposed acquisition of Fovea, our ophthalmic collaborator,” commented Robert Forrester, Interim President and CEO of CombinatoRx. “This accomplishment reinforces our business strategy of leveraging the CombinatoRx discovery technology platform through strategic collaborations”.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action, striking at the biological complexities of human disease. The CombinatoRx proprietary drug discovery technology provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx and Fovea, Fovea’s planned acquisition by Sanofi Aventis, Fovea’s product candidate Prednisporin (FOV1101), and its potential for FDA approval and the ability to generate future revenues for CombinatoRx. These forward-looking statements about future expectations, plans and prospects of CombinatoRx, Fovea and Prednisporin (FOV1101) involve significant risks, uncertainties and assumptions, including risks related to closing of the acquisition of Fovea by Sanofi Aventis, the ability of Fovea or Sanofi Aventis to initiate and successfully complete clinical trials of Prednisporin and to obtain regulatory approval for the sale and marketing of its Prednisporin product candidate and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2009 CombinatoRx, Incorporated. All rights reserved. -end-

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